Exhibit 10.3

Quality Systems, Inc.

2014 Director Compensation Program

	Tier 0 Employee Director	Tier 1 Non- Employee Director	Tier 2 Nominating & Governance and Compensation Committee Chairpersons	Tier 3 Audit Committee and Board Chairpersons
Base Compensation	$0	$80,000	$92,500	$100,000
Value of Restricted Stock	$0	$80,000	$92,500	$100,000

2014 Director Compensation Plan Terms:

1.	Meeting attendance is expected to be at or near a 100% level.

2.	Pay Tiers: Tier 0 is for directors who are full-time employees of the Company. Tier 1 is for non-employee directors who do not chair a committee. Tier 2 is for Nominating and Governance Committee and Compensation Committee Chairpersons. Tier 3 is for Audit Committee and Board Chairpersons. A Chairperson of any other committee will be paid at the highest tier otherwise eligible, according to the specifically named functions above. All directors are paid only at one tier (and not multiple tiers), which is their highest eligible tier.

3.	Each director is to be awarded restricted shares of the Company’s common stock (“Restricted Stock”) upon election or re-election to the Board equivalent to the value amounts set forth in the table above. The shares of Restricted Stock will be valued at the price of the Company’s common stock at the close of trading on the date of grant. The Restricted Stock will be issued according to the standard form of the Company’s approved Amended and Restricted Stock Agreement and pursuant to the Company’s Second Amended and Restated 2005 Stock Option and Incentive Plan and will carry a restriction requiring that the Restricted Stock vest in two equal installments over two consecutive years with the vesting dates being the meeting dates of the Company’s annual shareholders’ meeting following the director’s election or re-election to the Board. In the event of an annual shareholders’ meeting immediately following which a director that previously received Restricted Stock under the 2014 Director Compensation Plan is no longer a member of the Board, then any unvested shares of Restricted Stock held by such director shall immediately vest and become transferable. The Restricted Stock shall be granted on a pro-rata basis for directors appointed to serve less than a full year.

4.	All directors must own a minimum of 2,000 shares of the Company’s common stock purchased on the open market, which must be retained as long as they are a director. New directors have nine months in which to fulfill their minimum common stock holding requirements after their election or appointment to the Board.

5.	Base compensation shall be paid quarterly.